Exhibit 99.1

STOCK APPRECIATION RIGHTS
Summary of Terms

Date of Grant:	September 29, 2005

Exercise Price:	NYSE Closing Price on Grant Date

Shares Issued Upon Exercise:	Shares exercised less shares required to cover exercise price. Unissued shares may return to Plan reserve.

Exercisable:	33 1/3% - September 29, 2008
33 1/3% - September 29, 2009
33 1/3% - September 29, 2010

Expiration Date:	September 28, 2015

Acceleration:	Award becomes fully exercisable upon:

a.	Death of Optionee (exercisable for three years)
b.	Optionee's total and permanent disability
(exercisable for three years)
c.	Optionee's voluntary termination after age
62 (exercisable for three years)
d.	Involuntary termination of Optionee, other
than for cause (exercisable for six months)
e.	A change in control of the Company (exercisable for six months after Optionee's voluntary or involuntary termination following a change in control)

Forfeiture:	All shares not exercisable at the time of the declaration of forfeiture are forfeited upon:

a.	Optionee's termination for cause
b.	Optionee's voluntary termination prior to age 62
c.	Optionee engaging in any activity or conduct contrary to the best interests of the Company
d.	Optionee engaging in competition with the Company

Change in Control:
In a change of control (whether by acquisition of all or substantially all of the Company’s assets or acquisition of a majority of voting power or a majority of directors do not continue in office), recipients would be entitled to be paid, in cash, the spread between the strike price and the merger consideration or tender offer price.

Tax Withheld:	Shares can be withheld by the Company to cover taxes.

Adjustments:
Adjustment to the number of shares and exercise price upon the occurrence of recapitlization and reorganization related events, dividends or distributions will be made in accordance with the Incentive Stock Plan.